Exhibit 99.1

Contacts:	Brian W. Poff	Dru Anderson
	Executive Vice President,	FINN Partners
	Chief Financial Officer	(615) 324-7346
	Addus HomeCare Corporation	dru.anderson@finnpartners.com
(469) 535-8200
investorrelations@addus.com

ADDUS HOMECARE COMPLETES ACQUISITION OF

PERSONAL CARE OPERATIONS OF GENTIVA

Company Adds Annualized Revenues of Approximately $280 Million in Seven States and Enters Texas as the State’s Largest Personal Care Provider

Frisco, Texas (December 2, 2024) – Addus HomeCare Corporation (Nasdaq: ADUS), a provider of home care services, today announced it has completed the acquisition of the personal care operations of Gentiva, which serve over 16,000 consumers per day in a seven-state service area of Arizona, Arkansas, California, Missouri, North Carolina, Tennessee and Texas. Addus funded the acquisition through a combination of cash on hand representing a portion of the proceeds of the Company’s recent public offering of common stock and its existing revolving credit facility.

Commenting on the announcement, Dirk Allison, Chairman and Chief Executive Officer of Addus, stated, “We are excited to add the personal care operations of Gentiva, which will significantly expand our market coverage in seven states, including the new markets of Texas and Missouri. Notably, we will now be the largest provider of personal care services in the state of Texas. We welcome Gentiva’s experienced personal care operational leadership and caregivers to the Addus family. With our shared experience and expertise, we are well positioned to leverage the strength of the combined operations and provide more consumers and their families with safe, cost-effective care in the preferred home setting. Our respective transition teams have been working together over the past six months to facilitate the integration of these operations.

“This important acquisition aligns with our strategy to build scale in existing markets as well as enter select new markets where we can immediately establish a significant personal care presence. Importantly, we also expect this transaction to be accretive to our financial results, adding annualized revenues of approximately $280 million. Going forward, we will continue to pursue additional acquisitions that meet our criteria and complement our organic growth initiatives. We have the capital structure and financial flexibility to support our growth strategy in 2025 and beyond,” added Allison.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “preliminary,” “continue,” “expect,” and similar expressions. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number

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Addus HomeCare Completes Acquisition of Personal Care Operations of Gentiva

December 2, 2024

of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including discretionary determinations by government officials, the consummation and integration of acquisitions, transition to managed care providers, our ability to successfully execute our growth strategy, unexpected increases in SG&A and other expenses, expected benefits and unexpected costs of acquisitions and dispositions, management plans related to dispositions, the possibility that expected benefits may not materialize as expected, the failure of the business to perform as expected, changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, changes in the interpretation of government regulations, the uncertainty regarding the outcome of discussions with managed care organizations, changes in tax rates, the impact of adverse weather, higher than anticipated costs, lower than anticipated cost savings, estimation inaccuracies in future revenues, margins, earnings and growth, whether any anticipated receipt of payments will materialize, any security breaches, cyber-attacks, loss of data or cybersecurity threats or incidents, and other risks set forth in the Risk Factors section in Addus HomeCare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2024, and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 5, 2024, which are available at www.sec.gov. The financial information described herein and the periods to which they relate are preliminary estimates that are subject to change and finalization. There is no assurance that the final amounts and adjustments will not differ materially from the amounts described above, or that additional adjustments will not be identified, the impact of which may be material. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties, and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.

About Addus HomeCare

Addus HomeCare is a provider of home care services that primarily include personal care services that assist with activities of daily living, as well as hospice and home health services. Addus HomeCare’s consumers are primarily persons who, without these services, are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus HomeCare’s payor clients include federal, state, and local governmental agencies, managed care organizations, commercial insurers, and private individuals. Addus HomeCare currently provides home care services to over 48,500 consumers through 214 locations across 22 states. For more information, please visit www.addus.com.

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